[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Exhibit 10.44
LUBIPROSTONE EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT
     THIS LUBIPROSTONE EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made this 23th day of February, 2009 (the “Effective Date”), by and among Sucampo Pharma, Ltd., a corporation organized and existing under the laws of Japan and a wholly-owned subsidiary of Sucampo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the state of Delaware, U.S.A., and having its principal office at Sakurabashi Toyo Building, Fourth Floor, 2-2-16 Sonezakishinchi, Kita-ku, Osaka 530-0002 (“SPL”), R-Tech Ueno, Ltd., a corporation organized and existing under the laws of Japan and having its registered office at 1-1-7 Uchisaiwaicho, Chiyoda-ku, Tokyo 100-0011 (“RTU”) (each referred to herein as a “Party” and collectively as the “Parties”).
          WHEREAS, RTU has expertise in the manufacture of drug substances and drugs for preclinical, clinical and commercial use;
     WHEREAS, SPL is a Japan-based pharmaceutical company that seeks a supply source for Drug Substance and Drug Product (defined below) for SPL clinical evaluation and commercial sale in the SPL Territory (defined below);
     WHEREAS, SPL may, from time-to-time, and in accordance with this Agreement, enter into Third Party (as defined below) agreements with Persons (as defined below) for joint clinical evaluation and joint commercial sale of Drug Substance and Drug Product in the SPL Territory;
     WHEREAS, RTU has in the past supplied to SPL LUBIPROSTONE (also known as RU-0211, SPI-0211, and AMITIZA®) for preclinical and clinical development, and as such RTU has developed a substantial level of expertise in the manufacture of Drug Substance and Drug Product;
     WHEREAS, RTU desires to be the exclusive clinical and commercial supplier of Drug Substance and Drug Product; and
     WHEREAS, SPL seeks to have RTU supply Drug Substance and Drug Product as further defined herein for use in SPL clinical development and for future commercial sale in the SPL Territory and desires to have RTU be SPL’s exclusive supplier of Drug Substance and Drug Product.
     NOW, THEREFORE, in consideration of the mutual promises herein, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
     Article 1.1. “Additional Materials” means all raw materials, resins, chemical intermediates, components, excipients, and other ingredients and packaging materials and supplies, needed to manufacture the Drug Substance and Drug Product for use in SPL Territory, including costs for relevant in-bound freight.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     Article 1.2 “Applicable Law” mean all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, or requirements of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity hereunder.
     Article 1.3 “Certificate of Analysis” means a certificate provided by RTU to SPL with each shipment of the Drug Substance and the Drug Product, which sets forth: (a) the results of any quality assurance testing; and (b) the manufacturing date.
     Article 1.4. “Confidential Information” means all information, whether in tangible form or not, provided by either party hereunder to the other, including but not limited to: financial information, including but not limited to current and projected financials and funding needs; information on research and development compounds, products, and processes; trade secrets; technical know-how; formulas; studies; regulatory submissions and records; research data and information; sales and marketing information (including, without limitation, customer lists); inventions; patent information and all other information pertaining to a party’s intellectual property; in any form (including but not limited to information provided orally, electronically, or in writing). It shall further include the existence and nature and terms of this Agreement, and any and all attachments or exhibits thereto.
     Article 1.5. “Drug Substance” means the LUBIPROSTONE active ingredient, prior to formulation as a final drug product.
     Article 1.6. “Drug Product” means a finally formulated LUBIPROSTONE drug product PRIOR to packaging for clinical use or commercial sale, as appropriate.
     Article 1.7 “Good Manufacturing Practices” or “GMP” means quality systems and current good manufacturing practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of active pharmaceutical ingredients, bulk dosage forms and packaged dosage forms, as set forth in the Pharmaceutical Affairs Law and its related Ordinances including the MHLW Ordinance No. 179, December 24, 2004, any update thereto and any other laws, regulations, policies, or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of pharmaceutical products in the Territory, and/or any applicable foreign equivalents thereof, and any updates of any of the foregoing.
     Article 1.8 “Latent Defect” means Drug Substance or Drug Product not conforming to RTU’s obligation for Drug Product pursuant to Article 2.1 and pursuant to batch testing and release such that the related non-conformance of Drug Product is not readily discoverable based on SPL’s or SPL designee’s normal incoming-goods inspections, as the case may be.
     Article 1.9 “LUBIPROSTONE” means the compound known as RU-0211, SPL-0211, or SPI-0211 or Amitiza® as described in more detail in Appendix A.
     Article 1.10 “NDA” refers to a New Drug Application, as defined by laws for such

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
application within the SPL Territories (as defined below) and applicable regulations promulgated in the countries or territories there under, or other appropriate marketing authorization in Japan, or any counterpart application or marketing authorization in any country of the SPL Territory.
     Article 1.11 “Order” means, with respect to clinical or commercial supply of Drug Product, a written communication from SPL to RTU of SPL’s need for a particular supply period, issued in accordance with Articles 2.4 and 2.5.
     Article 1. 12 “Person” means any individual, trust (or any of its beneficiaries), estate, partnership, limited partnership, association, limited liability company, corporation, any other enterprise engaged in the conduct of business or operating as a non-profit entity, however formed or wherever organized, or any governmental body, agency or unit.
     Article 1.13 “Product Defect” means Drug Product not conforming to RTU’s obligations for Drug Product pursuant to Article 2.1 and pursuant to batch testing and release such that the related non-conformance of Drug Product may be readily discovered based on SPL’s or its designee’s normal incoming-goods inspections procedures, as the case may be.
     Article 1.14 “Regulatory Approval” means any and all approvals, licenses (including product and establishment licenses), registrations, or authorizations of any Regulatory Authority necessary to develop, manufacture, commercialize, promote, distribute, transport, store, use, sell or market the Drug Substance or Drug Product for use in the SPL Territory.
     Article 1.15 “Regulatory Authority” means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity (including, without limitation, the Minister of Health, Labour and Welfare of Japan, the National Health Insurance Plan, and any prefecture having jurisdiction over the manufacture of the Product in the Territory) regulating or otherwise exercising authority over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing or sale of the Drug Substance or Drug Product.
     Article 1.16 “Regulatory Filings” means, with respect to the Product in the Territory, all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents, and all data contained in any of the foregoing.
     Article 1.17. “SKU(s)” means Stock Keeping Unit(s) and are the smallest unit of measure to identify manufacturing and distribution of the Drug Product.
     Article 1.18 “Specifications” mean the manufacturing, quality control, packaging, labeling, shipping and storage specifications as separately set out for Drug Product in Appendix B and as updated from time to time on mutual agreement in writing by the parties.
     Article 1.19. “SPL Territory” means all of the countries located in Japan, Asia and Oceania,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
and their territories and possessions.
     Article 1.20 “Third Parties” means any Person other than SPL and RTU and their respective affiliates and subsidiaries.
ARTICLE 2. GENERAL TERMS OF MANUFACTURING AND SUPPLY
     Article 2.1. Supply. Subject to the terms of this Agreement, and to the terms and conditions of agreements related to development and commercialization of Drug Substance and Drug Product with Third Parties, RTU agrees to manufacture and supply the Drug Substance and the Drug Product to SPL and SPL agrees to purchase said Drug Substance and Drug Product in all such quantities as required by SPL for SPL’s clinical and commercial purposes. All such Drug Substance and Drug Product manufactured or supplied by RTU in accordance with this Agreement shall:
(a)	be manufactured in accordance and in compliance with Applicable Law, including GMP;

(b)	be manufactured in accordance with the applicable Regulatory Filings and Regulatory Approvals;

(c)	upon delivery, not be adulterated or misbranded as defined by Applicable Law;

(d)	upon delivery, have a minimal shelf life of the longer of [*] ([*]) months or [*] percent ([*]%) of the shelf life registered in the underlying Regulatory Approval;

(e)	be free from defects in materials and workmanship; and

(f)	be in compliance with all Specifications for the Drug Substance and Drug Product.
     Article 2.2. Cost to Produce. RTU, at its sole expense, will provide all labor, utilities, equipment, personnel, facilities, raw materials and components necessary for manufacturing, development and implementation of all appropriate quality control measures, shipping, and storage of the Drug Substance and the Drug Product in compliance with the Specifications and the warranties contained in Article 9 and the Regulatory and Legal requirements of Article 7. RTU shall also be responsible for all process development and validation, including manufacturing process improvements, and scale-up. SPL, at its sole expense, will provide all resources necessary to ship, store, and otherwise handle such Drug Substance and Drug Product in a manner necessary to meet applicable Regulatory and Legal requirements, after delivery of the Drug Substance and the Drug Product to SPL as described in Article 2.8. RTU shall purchase all Additional Materials (as referred to in the relevant Regulatory Approvals) which are needed for the manufacture of the Drug Substance and Drug Products as per the current regulatory files, under its own liability and costs. If RTU wishes to change suppliers and the change will have an impact of a Regulatory Filing, such change shall be subject to SPL’s prior written approval, such approval not to be unreasonably withheld.
     Article 2.3. Quality Assurance. RTU, at its sole expense, will (i) conduct the commercial stability program with respect to the Drug Product pursuant to Applicable Law, and (ii) perform all testing for compliance with the Specifications and the applicable GMPs and will supply a chemical Certificate of Analysis with each batch of Drug Substance and Drug Product and any other documentation required by law or regulation. Complete copies of all test results and/or assays and/or batch records will be submitted to SPL promptly following any reasonable request therefor during the term of this Agreement. RTU shall make available their facilities and relevant records for inspection

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
by the appropriate government authorities, SPL or its licensee for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours; provided, however, that the inspection by SPL or its licensee hereunder shall be within the scope of inspection that is allowed under the relevant statutes and regulations.
     Article 2.4. Clinical Supply; Order. During the term of this Agreement, SPL shall grant RTU the exclusive right to manufacture and supply Drug Substance and Drug Product to SPL for clinical development purposes. During the term of this agreement, RTU and SPL shall from time to time confer and agree on SPL’s drug supply needs for SPL’s ongoing clinical development program. SPL shall inform RTU of its final requirements in advance of needing clinical supply in such timing as RTU shall reasonably need to duly perform its obligations hereunder, which shall constitute SPL’s Order to RTU and which, subject to the terms and conditions of this Agreement, RTU agrees to supply.
     Article 2.5. Commercial Supply; Exclusivity; Forecasting; Order. During the term of this Agreement, SPL shall grant RTU the exclusive right to manufacture and supply Drug Product to SPL for commercial purposes subject to appropriate marketing authorization in Japan or any counterpart marketing authorization in any country of the SPL Territory in respect of the Drug Product. Commencing from the date of filing of the first NDA for a particular Drug Product, SPL shall provide to RTU in writing a 12 month forecast of its requirements for Drug Product which forecast will be updated quarterly until SPL’s first commercial sale. Thereafter, SPL shall provide RTU a forecast in accordance with the following:
(a)	No later than the last business day of each calendar month during the Term SPLwill provide RTU with an updated twenty-four (24) month rolling forecast of the Drug Product to be manufactured and supplied by RTU (each a “Rolling Forecast”) for the twenty-four (24) month period commencing at the beginning of the following month with the first three (3) months considered an Order. Each Rolling Forecast will be broken down for each month of such period into the quantity (by SKU, packaging and size of Drug Product) and shipping dates. The first two (2) months of each Rolling Forecast will restate the balance of the purchase order period of the prior Rolling Forecast, and the third month of the Rolling Forecast will constitute the new Order for which SPL will be obligated to purchase and take delivery of the Drug Product.

(b)	Except as set forth herein, all months of the Rolling Forecast other than the first three (3) months will set forth SPL’s best estimate of its requirements for the supply of Drug Product, and the Rolling Forecast for the months four (4) through twenty-four (24) of each Rolling Forecast will not be binding.

(c)	The Rolling Forecast for the months four (4) through twenty-four (24) of each Rolling Forecast shall not increase or decrease by more than [*] percent ([*]%) on a month-to-month basis.

(d)	Increases or decreases in the Rolling Forecast beyond those set out in Section 2.5(c) shall be at RTU’s discretion.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     Article 2.6. Promotional Sample Supply. During the term of this agreement, RTU and SPL shall from time to time confer and agree on SPL’s Drug Product supply needs for promotional purpose. SPL shall inform RTU of its final requirements in advance of needing promotional sample shall reasonably need to duly perform its obligations hereunder, which shall constitute SPL’s Order to RTU and which, subject to the terms and conditions of this Agreement, RTU agrees to supply.
     Article 2.7. Placement and Acceptance of an Order.
2.7.2	Placement. All purchases of Drug Products shall be pursuant to written Orders consistent with Article 2.5(a), which shall be placed by SPL and/or its distributors at least sixty (60) days prior to the date of which Drug Products shall be delivered to SPL or the applicable distributor. Each such purchase order will be in agreement with the purchase order period of the most recent Rolling Forecast. If an Order for any month is not submitted by the above deadline, SPL will be deemed to have submitted an Order in that month for the amount of Drug Product set forth in the most recent Rolling Forecast for such month. Each Order hereunder shall specify the desired quantities of each of the Drug Products, in finished forms and samples, and the delivery dates therefore.

2.7.3	Acceptance. RTU shall have ten (10) Business Days from receipt of an Order from SPA to reject or propose to modify an Order. RTU may only reject an Order that (a) lists products that are not covered by this Agreement, or (b) that is in excess of the amount permitted by Article 2.5 and Section 2.7.2.
     Article 2.8. Delivery; Risk of Loss. The Drug Products hereunder shall be delivered per SPL specifications for the relevant Drug Product on or up to three (3) days before the delivery date specified in the order accepted by RTU, subject to the release of the relevant Drug Products as per Article 2.3. SPL shall designate to RTU the carrier which will take delivery of the Drug Products. RTU shall contact such carrier when the Drug Products are ready for shipping and shall arrange for collection, and transportation of the Drug Products. RTU shall inform SPL two (2) Business Days prior to pick-up by the carrier. SPL or a designated Third Party shall bear the costs for transport of the Drug Product and will be invoiced directly by the carrier. The quantity of each Drug Product actually delivered by RTU with respect to each accepted Order shall not exceed a range of minus [*] percent ([*]%) up to plus [*] percent ([*]%) of the quantity of the relevant Drug Product specified in the Order, unless agreed differently by SPL or its designated Third Party. Delivery documents shall include Order, quantity, copy of the Certificate of Analysis, items codes and description, lot number, expiry date of Products, number of shippers, weight, number of pallets.
     Article 2.9 Inventory; Reports. On a monthly basis, RTU shall provide SPL with a report detailing present inventory of Drug Substance and Drug Product, along with RTU’s schedule for production for the succeeding three months. In the event that Drug Product available to SPL is in short supply, RTU shall notify SPL of such shortage as soon as possible. In the event there is a short supply of Drug Product and RTU cannot supply Drug Product to SPL in an amount equal to SPL’s firm order, then RTU (i) shall indemnify SPL for any loss, including but not limited to loss of profit, arising from such shortage of Drug Product and (ii) shall allocate available Drug Product to SPL in each month that such a shortfall exists (and in each month thereafter until the shortfall to SPL is remedied) in an amount equal to the Drug Product of (a) the amount of available Drug Product for that month, and (b) a

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
fraction the numerator of which is (i) the aggregate of firm orders made by SPL over the subsequent twelve (12) month period including the shortfall month and the denominator of which is (ii) the sum of (x) the aggregate quantity of firm orders made by SPL over the subsequent twelve (12) month period including the shortfall months and (y) the aggregate quantity of lubiprostone product over the same twelve (12) month period required by other licensees outside the SPL Territory by reference to firm orders placed with RTU for such licensees’ requirements outside the SPL Territory.
     Article 2.10. Non-Exclusivity. Nothing in this Agreement shall prohibit RTU, either clinically or commercially, from manufacturing or supplying, either on its behalf or for any third party, drug products containing the Drug Substance, or drug products containing different active ingredients which require the same reagents as the production of LUBIPROSTONE, either in the SPL territory or in other parts of the world, provided, however, that RTU shall be prohibited from supplying the Drug Substance or the Drug Products in the SPL Territory or to those that induce or facilitate sale in the SPL Territory of the Drug Substance or the Drug Products by any party other than SPL.
     Article 2.11. Performance Issue. If either party becomes aware of any issue that may materially impact RTU’s ability to fulfill its obligations under this Agreement, it shall immediately notify the other party and both parties shall confer in good faith in order to address such issue.
     Article 2.12 Manufacturing Changes. RTU assumes any and all responsibility to make changes to the manufacturing processes, test methods, etc. for the manufacture of products at the manufacturing location, not specific to the Drug Substance and Drug Product, and will solely bear all expenses related thereto. For changes that are not required by a Regulatory Authority, including but not limited to reformulations of the Drug Substance or Drug Product, addition of new strengths to the Drug Product, new presentations and formats of the Product that negatively impacts SPL’s commercialization of the Product, then RTU shall indemnify SPL or its designee for any loss, including but not limited to loss of profit, arising from such change.
ARTICLE 3. ADDITIONAL SERVICES
     Article 3.1 Laboratory and Regulatory Consulting Services. From time-to-time, under this Agreement, SPL may request performance of “Additional Services” by RTU, which may include without limitation (i) the formulation and/or process development of Drug Substance and/or Drug Product, or (ii) regulatory consulting in connection with RTU’s supply of such compound and/or product. The resulting work products of Additional Services will be “Deliverables”.
     Article 3.2 Placement and Acceptance of an Order for Additional Services.
3.2.1 Placement. SPL shall place an Order for Additional Services at least thirty (30) days prior to the date of which Deliverable shall be due to SPL.
3.2.2 Acceptance. RTU shall have ten (10) Business Days from receipt of an Order for Additional Services from SPL to reject or propose to modify such Order. If such Order is not rejected it shall be deemed accepted and RTU shall, subject to the terms and conditions of this Agreement, be obligated to supply it by its terms.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     Article 3.3 Performance of Additional Services. RTU shall perform Additional Services in accordance with the terms of this Agreement, the Order, and all Applicable Laws. RTU shall provide, at its own expense, a place of work and all equipment, tools, and other materials necessary to complete the Order. In performing the Additional Services, RTU shall not utilize the intellectual property of a third party or incorporate know-how owned by any third party without first obtaining SPL’s prior written approval. RTU shall not initiate any Additional Services prior to execution of the applicable Order by the Parties.
     Article 3.4 Change Proposals. Upon receipt of proposal from SPL to change the terms of an Order for Additional Services (a “Change Proposal”), RTU shall promptly provide (i) any information requested in such proposal, and (ii) its written acceptance or rejection of the proposal. RTU may not reject any Change Proposal that does not materially shorten the delivery or performance schedule or materially alter the Additional Services or Deliverables, and may not unreasonably reject any other Change Proposal. The Order shall be revised accordingly and authorized by the parties involved, including any change in fees and costs caused by or resulting from such Change Proposal.
     Article 3.5 Acceptance of Additional Services and/or Deliverables. SPL shall have the right to inspect RTU’s progress of the Additional Services or preparation of Deliverables in accordance with a schedule set forth in the applicable Order. SPL shall have the right to accept or reject the Service and/or Deliverable, or any portion thereof, in writing, within five (5) Business Days from the date of such inspection or the receipt of the Services and/or Deliverables at the conclusion of the Additional Services, as the case may be. Such acceptance or rejection shall be consistent with the criteria set forth in the Order. If SPL does not reject in writing within five (5) Business Days, the Additional Service and /or Deliverable shall be considered accepted by SPL. Within five (5) Business Days, SPL shall clearly state in writing the reasons for any rejection, and within five (5) Business Days of receipt of rejection, RTU shall present a corrective plan of action to SPL. Upon approval by SPL, RTU, at no additional cost to SPL, shall make corrections, and where applicable RTU shall resubmit the corrected Additional Service or Deliverable to SPL.
ARTICLE 4. PRICING AND PAYMENT
     Article 4.1. Up-Front and Milestone Payments. In consideration of the exclusive rights to manufacture and supply granted to RTU under the terms and conditions set forth in this Agreement including but not limited to Article 2.5, RTU shall pay SPL a total of $1 million (within a consumption tax) according to the following schedule.

EVENT	PAYMENT
On Execution of this Agreement	$0.25 million
NDA approval in Japan	$ 0.5 million
At beginning of commercial launch in Japan	$0.25 million
     Article 4.2 Clinical Development Schedule and Report. Schedule of the clinical development of LUBIPROSTONE in each Phase shall be outlined, in reasonable details, in Appendix C, which shall be updated from time to time during the term of this Agreement as there arises any material

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
change in the schedule. SPL shall provide RTU with updates in writing in reasonable details of progress and forecast of the clinical development of LUBIPROSTONE on at least a quarterly basis and as reasonably requested from time to time during the term of this Agreement.
     Article 4.3. Clinical Supply Price. Drug Substance and Drug Product for use in clinical development shall be supplied pursuant to an Order issued under Article 2.4 on a batch-by-batch basis and supplied at [*]$ (or JPY equivalent of [*]$) per capsule without the packaging cost.
     Article 4.4. Promotional Supply Price. The Promotional samples described in Article 2.6 shall be supplied at [*]JPY (in Japanese Yen) per capsule without the packaging cost.
     Article 4.5. Commercial Cost of Goods; Base Price. In consideration for RTU’s supply of Drug Product for commercial sale hereunder, SPL shall pay RTU [*] JPY (in Japanese Yen) per capsule (without the packaging cost) in the case of BID (the “Base Price”). Notwithstanding the terms above, in the vent of significant economic changes, including those with regards to the price of AMITIZA®, the Parties shall meet and discuss in good faith about modifications to the Base Price in accordance with Article 13.1 below.
     Article 4.6. Terms of Payment. Any payments due hereunder shall be made within thirty (30) days of receipt of an invoice. Payment may be made by wire transfer or other suitable means agreed upon by the parties.
     Article 4.7. Non-conforming Shipments. SPL or its designee will have a period of thirty (30) business days from the date of its receipt of a shipment of Drug Product to inspect and reject such shipment for non-conformance with the obligations under this Article 4.7 and the obligations of RTU pursuant to Article 2.1 including the Specifications based on SPL’s normal incoming-goods inspections procedures, by providing RTU with written notice of rejection for any Product Defect within such period of thirty (30) business days together with samples of the non-conforming Drug Products in the relevant shipment for testing. In the case of Product with Latent Defects, SPL or its designee will promptly, and in no event more than thirty (30) business days of SPL knowing of any such Latent Defect, notify RTU of such Latent Defect; provided however, that any Latent Defect must be notified no later than one (1) month following the expiry date of the applicable Drug Product, together with samples of the non-conforming Drug Products in the relevant shipment for testing. If RTU determines that such shipment did conform to the warranties of RTU for product pursuant to Article 2.1 including the Specifications and did conform to documented batch testing and release, the Parties will submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the obligations of RTU for Drug Product pursuant to Article 2.1 including the Specifications and conformed to batch testing and release and was not affected by a Product or Latent Defect, SPL or its designee will bear all expenses of shipping and testing by such independent laboratory of such shipment samples. If RTU or such independent laboratory confirms that such shipment did not meet the obligations of RTU for product pursuant to Article 2.1 including the Specifications and did not conform to documented batch testing and release, RTU will, as soon as practicable, give SPL or its designee a credit for any amount paid with respect to that portion of the Product which does not conform and will bear all of SPL’s expenses of returning such Drug Product

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
to RTU or its nominee. RTU or SPL, as directed by RTU, will dispose of any non-conforming portion of any shipment, at RTU’s expense. The costs of the activities of any such independent laboratory will be borne by the Party in error.
ARTICLE 5. CONFIDENTIALITY
     Article 5.1. General Obligation. In order that each party may provide appropriate products and services, each has, and will continue to provide the other with, certain Confidential Information prepared by or on behalf of and belonging to the “Disclosing Party.” The “Receiving Party” shall maintain Confidential Information in confidence and shall not, without Disclosing Party’s written authorization, disclose to any Person any Confidential Information. Receiving Party shall not use Confidential Information for any purpose except for the purposes delineated in this Agreement and for the Disclosing Party’s benefit.
     Article 5.2. Exceptions. Article 5.1 shall not apply to any information (1) that was in Receiving Party’s possession prior to receipt from Disclosing Party, (2) that was in the public domain at the time of receipt from Disclosing Party, (3) that becomes part of the public domain without breach of any obligation of confidentiality to Disclosing Party, (4) that is lawfully received by Receiving Party from a third party independent of Disclosing Party that has no obligation of confidentiality to Disclosing Party, or (5) that is required by law to be disclosed.
     Article 5.3. Notice; Return of Confidential Information. Receiving Party shall provide immediate notice to Disclosing Party of any request or demand for Disclosing Party’s Confidential Information, or any request or demand for information pertaining to the subject matter of this Agreement. Upon written request, Receiving Party shall promptly provide to Disclosing Party all Confidential Information provided to Receiving Party or prepared by Receiving Party on Disclosing Party’s behalf in connection with this agreement.
     Article 5.4. Irreparable Harm. The Parties mutually acknowledge and agree that Confidential Information disclosed under this Agreement is valuable principally because of its confidential nature, and so any improper disclosure of Confidential Information will represent irreparable harm that cannot be adequately compensated monetarily.
     Article 5.5. Term. This Article 5 confidentiality provision in all events shall remain in effect for ten (10) years following any disclosure made hereunder. Notwithstanding the foregoing, however, any trade secret disclosed to either Party, shall be held in strict confidence in perpetuity or until said trade secret is publicly disclosed through no fault of the receiving party.
ARTICLE 6. INTELLECTUAL PROPERTY
     Article 6.1. Ownership.
6.1.1. Prior to each Order placed hereunder, and in compliance with any existing agreements between the Parties as of the date of each Order, each Party shall retain all right, title and interest in its intellectual property, including without limitation information, improvements,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
developments, inventions, patents, trade secrets and know-how, and Confidential Information (“Intellectual Property”).
6.1.2. RTU shall retain sole rights to any data processes, software (including codes), technology, means and know-how developed by RTU which relate solely to manufacture and supply processes and its refinement/improvement and which do not utilize SPL’s Intellectual Property.
6.1.3. SPL shall retain sole rights to any know-how developed for SPL in (i) the production of Drug Substance and Drug Product and/or (ii) Additional Services and/or Deliverables, which are prepared or submitted to SPL by RTU under this Agreement.
6.1.4. RTU will disclose to SPL (in accordance with Article 13.7 (Notices) hereunder) within ten (10) business days of occurrence, any and all inventions, discoveries and/or improvements utilizing SPL Intellectual Property (“Inventions”). Ownership of such Inventions shall be negotiated by the Parties in good faith in compliance with each Party’s Intellectual Property obligations to any third party at the time of Invention.
     Article 6.2. Grant of Limited License. Subject to the terms and conditions of this Agreement, each party hereby grants to the other party a non-exclusive, non-transferable license to the extent, and only to the extent, necessary to perform this Agreement. All rights and licenses not granted herein are reserved to each party, and no other rights or licenses are granted or will be deemed to be granted to the other party (whether by implication, estoppel or otherwise). Without limiting the generality of the foregoing, RTU retains the right to manufacture the Drug Substance and the Drug Product, and to permit third parties to manufacture the Drug Substance and the Drug Product, both in and out of the SPL Territory, subject, however, to the provisions of Sections 2.10 and 6.1.
ARTICLE 7. REGULATORY & LEGAL
     Article 7.1. Compliance. RTU shall at all times remain in substantial compliance, with all applicable laws, regulations and guidelines that apply to the manufacturing and supply contemplated hereunder.
     Article 7.2. Records. RTU shall keep accurate written records in substantial compliance with all applicable legal and regulatory requirements that apply to the manufacturing and supply contemplated hereunder. Such records will be made available to SPL on reasonable request for inspection, to the same extent that they would be available to an appropriate governmental inspector, during normal business hours. Records shall be maintained for the period of time required by applicable laws or regulations, or if there is no period of time specified by such laws or regulations, for three (3) years following the respective dates of records.
     Article 7.3. Authorization of the Manufacturing Facility by MHLW. RTU shall be responsible for providing information that may be used in, or referenced by, an application filed by SPL with the Ministry of Health, Labor and Welfare (the “MHLW”) or any other relevant regulatory authority for purposes of ensuring that the RTU manufacturing facility is authorized to manufacture the

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Drug Substance and Drug Product to be supplied under this Agreement. SPL shall have no obligation to purchase any Drug Product from RTU if they are produced in a manufacturing facility that is not, in any material respect, in compliance with all applicable legal and regulatory requirements.
     Article 7.4. Regulatory Audits; Notice of Audit. RTU shall make its facilities, records and personnel available to the MHLW or any other relevant regulatory authority as may be needed for compliance with the applicable laws, rules and regulations enforced by such authority. RTU shall advise SPL in writing immediately if:
          (a) an agent of any regulatory body having jurisdiction over the manufacture or distribution of the Drug Product makes an inquiry about the Drug Product or visits RTU’s manufacturing facility for the Drug Product, and shall specify what, if any, inquiry was made; or
          (b) any regulatory authority takes action against RTU on any issue related directly or indirectly to the manufacturing or distribution of the Drug Product.
     Article 7.5. Drug Master File. RTU shall produce and maintain a drug master file for Drug Substance made under this Agreement, which shall contain all information necessary to comply with MHLW standards with respect to the applicable manufacturing processes and Drug Product.
     Article 7.6. Import/Export Issues. RTU shall be responsible for (i) obtaining all governmental permits, consents and approvals which are required in order to export Drug Product from the country of origin, and (ii) making any required notifications or other filings (whether before or after shipment) which are required in connection with the exportation of Drug Product from the country of origin.
ARTICLE 8. REPRESENTATIONS & WARRANTIES OF SPL
     Article 8.1. Organization. SPL represents and warrants to RTU that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.
     Article 8.2. Authority. SPL represents and warrants that it: (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.
     Article 8.3. No Conflicts. SPL represents and warrants to RTU that it has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.
     Article 8.4. Insurance. SPL represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of their responsibilities hereunder. SPL shall provide RTU with certificates of insurance upon RTU’s written request for the same.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     Article 8.5. Obligations of Confidentiality. SPL represents and warrants that any employee or other affiliated person, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of the other party, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.
ARTICLE 9. REPRESENTATIONS AND WARRANTEES OF RTU
     Article 9.1. Organization. RTU represents and warrants to SPL that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.
     Article 9.2. Authority. RTU represents and warrants that it: (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.
     Article 9.3. No Conflicts. RTU represents and warrants to SPL that it has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.
     Article 9.4. Insurance. RTU represents that it will at all times maintain commercially reasonable levels of insurance, including general product liability insurance, in light of their responsibilities hereunder. RTU shall provide SPL with certificates of insurance upon SPL’s written request for the same.
     Article 9.5. Qualified Personnel. RTU warrants that it will at all time use appropriately qualified personnel, having the appropriate levels of training and skill, to fulfill its obligations arising under this Agreement
     Article 9.6. Regulatory and Legal Compliance. RTU hereby warrants that its facilities and processes supplied hereunder substantially comply with, or will substantially comply with at all relevant times, all applicable legal and regulatory requirements necessary to fulfill its obligations under this Agreement, including without limitation, securing and maintaining any necessary certificates or permits.
     Article 9.7. Obligations of Confidentiality. RTU represents and warrants that any employee or other affiliated person, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of the other party, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     Article 9.8. Process and Product Warranties. RTU warrants and represents that:
          (a) Drug Product sold by RTU to SPL hereunder shall (i) materially comply with the Specifications for Drug Product, and (ii) materially conform with the information shown on the Certificate of Analysis provided for the particular shipment;
          (b) no Drug Product sold by RTU to SPL hereunder shall be adulterated or misbranded within the meaning of the applicable Pharmaceutical Law of Japan, as amended and in effect at the time of shipment to the Drug Product and containing terms with substantially similar meanings as the meaning of adulteration or misbranding under the Act; provided, however, that this paragraph shall not apply to, and RTU shall have no responsibility for, misbranding caused directly by SPL as a result of labels or package texts specified or provided by SPL for the Drug Product; and RTU shall have no responsibility for issues of regulatory and legal compliance that are the responsibility of SPL, including but not limited to (1) maintaining a complete and valid NDA for the product, (2) ensuring that the product specifications are consistent with the NDA, and (3) ensuring that the product is stored and distributed in the SPL Territory in a manner that does not result in its becoming adulterated, misbranded, or otherwise in violation of law.
     Article 9.9. Continuity of Supply. The parties acknowledge that continuous supply of Drug Substance and Drug Product are of critical importance to the commercial interests of both parties, and accordingly, RTU shall use commercially reasonable efforts to maintain the continuity of supply, and SPL shall reasonably cooperate with RTU (including but not limited to providing forecasts pursuant to Article 2.5 of this Agreement), so that Drug Substance and Drug Product be supplied continuously during the term of this Agreement. RTU shall maintain a safety stock of active Drug Substance equal to six (6) months of forecast demand based on SPL’s most recent Rolling Forecast. RTU shall maintain a safety stock of Additional Materials to support the drug product manufacture and packaging equal to three (3) months of forecast demand based on SPL’s most recent Rolling Forecast.
ARTICLE 10. INDEMNIFICATION
     Article 10.1. RTU’s Obligation. RTU shall defend, indemnify and hold SPL, and the respective officers, directors and employees of each, harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to any claim, action or proceeding made or brought against such person by a third party as a result of RTU’s negligence, willful misconduct or breach of this Agreement (including, without limitation, RTU’s failure to comply with the Specifications, any breach by RTU of the warranties contained in Article 9, or otherwise any breach of the provisions of this Agreement by RTU). RTU shall have no obligation under this clause to indemnify SPL for claims described in Article 10.2. For the avoidance of doubt with regard to product liability claims relating to Drug Substance and Drug Product, RTU’s indemnification of SPL hereunder shall extend only to matters of drug quality.
     Article 10.2. SPL’s Obligation. SPL shall defend, indemnify and hold RTU and the respective officers, directors and employees of each harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts,

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to any claim, action or proceeding made or brought against such person by a third party as a result of (1) SPL’s negligence, willful misconduct or any breach of the terms of this Agreement (including any of its representations and warranties set forth therein), (2) the manufacture and delivery to SPL of Drug Substance and Drug Product done in accordance with the Specifications, warranties and provisions of this Agreement, and/or (3) the investigation, administration, use, sale, marketing, promotion, advertising, storage, distribution, and any other activity with respect to the Drug Substance and the Drug Product that is the responsibility of SPL under this Agreement. SPL shall have no obligation under this clause to indemnify RTU for claims described in Article 10.1. For the avoidance of doubt with regard to product liability claims relating to Drug Product, SPL’s indemnification of RTU hereunder shall extend only to matters inherent to the drug substance.
     Article 10.3. Notice; Defense of Claims. In the event of any claim, action or proceeding for which a person is entitled to indemnity hereunder, the Person seeking indemnity (“Claimant”) shall promptly notify the relevant party (“Indemnitor”) in reasonable detail in writing the factual basis for such claim, action or proceeding and the amount of the claim; provided, however, that any delay by the Claimant in giving such notice shall not relieve the Indemnitor of its obligations under this Agreement except and only to the extent that the Indemnitor is materially damaged by such delay. The Indemnitor shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Claimant in its reasonable judgment; provided, however, that any Claimant may, at its own expense, retain separate counsel to participate in such defense. The Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which it is indemnified without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand on a basis that would adversely affect the future activity or conduct of the Claimant without the prior written consent of the Claimant.
ARTICLE 11. TERM AND TERMINATION
     Article 11.1. Term. This Agreement shall become effective as of the date hereof and remain in full force and effect for twenty (20) years following the first commercial sale of the Drug Product under this Agreement to be approved by a competent regulatory authority in the SPL Territory, unless otherwise earlier terminated by mutual written agreement or by the provisions set forth below.
     Article 11.2. Termination for Cause. In addition to any other rights or remedies a party may have, either party may terminate this Agreement upon the occurrence of any of the following events of default which is not cured within sixty (60) days after written notice thereof is received by the other party:
          (a) breach by the other party of any of its material obligations hereunder; or
          (b) should the other party become subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment reorganization or liquidation, or make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     Article 11.3. Survival of Certain Rights and Obligations. The obligations under Article 5, Article 6, Article 8, Article 9, Article 10, this Article 11.3 and Article 12 shall survive any expiration or other termination of this Agreement in accordance with their terms.
ARTICLE 12. DISPUTE RESOLUTION
     Article 12.1. Negotiation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim, of any nature or kind, whether in contract, tort or otherwise, that arises out of or relates to this Agreement. No formal dispute resolution shall be used by either party unless and until the chief executive officers of each party shall have attempted to meet in person to achieve such an amicable resolution.
     Article 12.2. Arbitration. Any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Article 12.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect on the Effective Date, as modified by Article 12.3 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Paris, France unless another location is agreed upon between the parties and arbitrators. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC. At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry.
     Article 12.3. Special Rules. Notwithstanding any provision to the contrary in the ICC’s Rules of Arbitration, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:
          (a) The arbitrators may not award or assess punitive damages against either party; and
          (b) Each party shall bear its own costs and expenses of the arbitration and shall share equally the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.
ARTICLE 13. MISCELLANEOUS
     Article 13.1. Changed Circumstances. The parties recognize that the obligations of this Agreement may run for many years in the future. In the event of any material change in circumstances, the parties shall meet and confer in good faith in order to try and find a solution that accommodates the interests of both parties. RTU acknowledges that SPL will enter into one or more agreements with third parties for the purpose of commercial sale of LUBIPROSTONE in the SPL Territory, and in the event that such third parties raise concerns or place demands on SPL concerning matters pertaining to this Agreement, RTU shall work with SPL to resolve such concerns or demands, including amending this Agreement, as may be commercially appropriate or necessary. SPL acknowledges that RTU will enter into agreements with third parties for the purpose of procuring various materials necessary for

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
RTU to manufacture and supply LUBIPROSTONE hereunder, and in the event that such third parties raise concerns or place demands on RTU that will result in increase of manufacturing costs, SPL shall work with RTU to resolve such concerns or demands, including amending this Agreement, as may be commercially appropriate or necessary.
     Article 13.2. Subcontracting. RTU may subcontract its obligations hereunder with SPL’s prior written consent, which shall not be unreasonably withheld, conditioned or denied.
     Article 13.3. Entire Agreement. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes the Term Sheet and any and all other previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore between the parties related to the subject matter of this Agreement.
     Article 13.4. Independent Contractor; No Agency. This agreement shall not be construed to create an employment or agency relationship between the parties. This Agreement is not intended to create any agency relationship of any kind; the Parties agree not to contract any obligations in the name of the other or to use each other’s credit in conducting any activities under this Agreement. Each party is solely responsible for the payroll taxes, workman’s compensation insurance, and any other benefits owed to their own employees.
     Article 13.5. Assignment. Upon written approval of the other party, which approval shall not unreasonably be withheld and shall be timely given, a party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof. Notwithstanding anything contained in this Article, this Agreement shall be assigned from SPL to any entity which acquired, or otherwise succeeded in interest in, all or substantially all of the assets in relation to LUBIPROSTONE, and such entity shall be bound by this Agreement. The parties specifically contemplate that this agreement may be assigned to RTU if it becomes an independent company from R-Tech Ueno, Ltd. and retains the proper expertise, equipment and personnel for carrying out the obligations of this Agreement. For the avoidance of doubt, the parties acknowledge that SPL is entering into this Agreement on the basis of RTU’s special expertise in manufacturing prostaglandin-related compounds, and so SPL may withhold their approval of a proposed assignment if the proposed successor does not have reasonably comparable expertise.
     Article 13.6. Governing Law. This Agreement shall be construed in accordance with Japanese law, excluding its choice of law provisions.
     Article 13.7. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

if to SPL:	Sucampo Pharma, Ltd.
2-2-2 Uchisaiwai-cho, Chiyoda-ku
Tokyo, 100-0011
Japan
Attention: Mr. Takashi Sekida
Facsimile number: [*]

and if to RTU:	R-Tech Ueno, Ltd.
4-1, Techno Park
Sanda, Hyogo 669-1339
Japan
Attention: Mr. Ryu Hirata
Facsimile number: [*]
     Article 13.8. Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
     Article 13.9. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. No inspection or acceptance, approval, acquiescence, or payment by SPL with respect to non-conforming Drug Product shall relieve RTU from any portion of its warranty obligations hereunder unless expressly agreed by SPL in writing.
     Article 13.10. Titles and Headings; Construction. The titles and headings to Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     Article 13.11. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Article 13.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
[Remainder of Page Intentionally Left Blank]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
     IN WITNESS WHEREOF, each of the parties has caused this Exclusive Supply Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

R-TECH UENO, LTD.		SUCAMPO PHARMA, LTD.

By:	/s/ Yukiko Hashitera	By:	/s/ Misako Nakata
	Yukiko Hashitera		Misako Nakata
	President		Representative Director

Appendix A
Description of LUBIPROSTONE

Generic name:	lubiprostone

Chemical names:	[*]

Code name:	LUBIPROSTONE

CAS No.:	333963-40-9 (bicyclic type)
or
136790-76-6 (monocyclic type)

Structural Formula:	[*]

Appendix B
Specifications for LUBIPROSTONE
Drug Product
[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
Appendix C
Clinical Development Schedule
[*]

E-2